                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into on April 5, 1999, by and between Telenetics Corporation, a California corporation (the "Buyer"), and Greenland Corporation, a Nevada corporation (the "Seller"). This Agreement contemplates a transaction in which the Buyer will purchase certain assets and assume certain contracts from the Seller in return for the consideration described herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties and covenants contained in this Agreement, the parties agree as follows.

         1. DEFINITIONS.

            "Acquired Assets" means the following assets of the Seller:

            (a) All right, title and interest in and to the Wireless Technology.

            (b) All Intellectual Property associated with the Wireless
Technology.

            (c) All rights under all Assumed Contracts.

            (d) All RF meter modules, software, firmware, codes, documents and other personal property or information held or used by the Seller in connection with the Wireless Technology.

            (e) All marketing plans and sales leads.

            (f) All right, title and interest in and to the "Airlink" name and trademark.

            "Assumed Contracts" means the contracts identified in the Disclosure Schedule to be assigned to the Buyer.

            "Closing" and "Closing Date" have the meanings set forth in Section 2(d) below.

            "Disclosure Schedule" has the meaning set forth in Section 3 below.

            "Intellectual Property" means (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registration and applications for registration thereof, (e) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (f) other proprietary rights, and (g) copies and tangible embodiments thereof (in whatever form or medium).

            "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

            "Purchase Price" has the meaning set forth in Section 2(c) below.

            "Wireless Technology" has the meaning set forth in EXHIBIT A.

         2. BASIC TRANSACTION.

            (a) PURCHASE AND SALE OF THE ACQUIRED ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

            (b) ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Contracts at the Closing as described in the Assignment and Assumption of Assumed Contracts in the form attached as an exhibit to this Agreement. The Buyer will not assume or have any responsibility, however, with respect to any other obligations or liabilities of the Seller which are not Assumed Contracts.

            (c) PURCHASE PRICE. At the Closing, the Buyer shall deliver to the Seller a certificate representing 128,571 shares (the "Shares") of the Buyer's Series B Convertible Preferred Stock (the "Purchase Price"). The Shares shall have the rights, preferences, privileges and restrictions set forth in the form of Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series B Convertible Preferred Stock attached hereto as EXHIBIT B (the "Certificate of Determination").

            (d) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Rutan & Tucker, LLP, 611 Anton Boulevard, Suite 1200, Costa Mesa, California 92626, concurrently with the execution of this Agreement by all parties or at such other place and time as may be agreed by the parties (the "Closing Date").

            (e) DELIVERIES AT THE CLOSING. At the Closing, each party shall deliver to the other all such agreements, documents and instruments contemplated by this Agreement or necessary for the conveyance of the Acquired Assets to the Buyer and the assumption of the Assumed Contracts by the Buyer. In addition, the Seller shall provide to the Buyer a list of persons who have prior experience with the installation of the Wireless Technology and who may be able to provide assistance to the Buyer in connection with the Buyer's installation of the Wireless Technology.

            (f) ALLOCATION. The parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in the manner determined by the Buyer.

         3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and shall be true and correct as of the Closing Date, except as set forth in the Disclosure Schedule and initialed by the parties.

            (a) ORGANIZATION OF THE SELLER. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Seller is duly qualified to conduct business as a foreign corporation in the State of California and is in good standing under the laws of the State of California.

            (b) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Seller has taken all actions required for the execution, delivery and performance of this Agreement by the Seller and the sale of the Acquired Assets as provided herein. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms. The person or persons who have executed this Agreement on behalf of the Seller are duly authorized to do so by the Board of Directors of the Seller.

            (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which the Seller is subject or any provision of the articles or bylaws, as amended, of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require a notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the Seller's assets is subject. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

            (d) TITLE TO THE ACQUIRED ASSETS. The Seller has good and marketable title, free and clear of all mortgages, liens, pledges, claims, easements, rights of way, conditions, security interests, encumbrances, restrictions, charges, imperfections of title or equities of any nature whatsoever, to all of the Acquired Assets, respectively, real and personal, tangible and intangible, to be sold, conveyed, transferred and delivered hereunder. At the Closing, the Buyer will obtain good and marketable title to the Acquired Assets, free and clear of all mortgages, liens, pledges, claims, easements, rights of way, conditions, security interests, encumbrances, restrictions, charges, imperfections of title or equities of any nature whatsoever. All of the equipment and tangible personal property constituting a portion of the Acquired Assets is in good operating condition and repair, normal wear and tear excepted.

            (e) ASSUMED CONTRACTS. Set forth in the Disclosure Schedule is a list of all written agreements, leases, contracts and commitments relating to the Acquired Assets to which the Seller is a party or is otherwise bound as of the date of this Agreement. The Seller has supplied the Buyer with true, correct and complete copies of each such Assumed Contract. The Seller makes no representations or warranties regarding the enforceability or validity of the Assumed Contracts. Notwithstanding the foregoing, the Seller acknowledges receipt of the following sums (the "Deposits") from certain utilities (the "Utilities") in connection with pilot projects (the "Pilot Projects") relating to the Acquired Assets: (i) $15,000 from Emerald People Utility District in Eugene, Oregon; (ii) $10,000 from Third Taxing District in Norwalk, Connecticut; and (iii) $10,000 from Springville Electric in Springville, Utah. The Seller agrees that it is now and shall remain at all times after the Closing liable for return of the Deposits to the Utilities and that the Buyer assumes no liability therefor. The Seller further agrees that it will provide reasonable cooperation to the Buyer in connection with the Buyer's pursuit, if any, of the Pilot Projects.

            (f) INTELLECTUAL PROPERTY. None of the Acquired Assets or any Intellectual Property held or used by the Seller in connection with the Acquired Assets infringes the Intellectual Property or other proprietary rights of any other party. All Intellectual Property developed for the Seller was so developed under agreements with employees, consultants or others that provide that the Intellectual Property so developed is a "work made for hire" or otherwise providing for the assignment of all rights thereto to the Seller. To the knowledge of the Seller, the manufacture, use, sale, marketing or distribution of the Acquired Assets does not violate or infringe on any patent or any proprietary or personal right of any person or firm.

            (g) COMPLIANCE WITH LAWS. The business of the Seller has been operated in compliance with all federal, state, local and foreign laws, regulations and orders, the violation of which would have a material adverse effect upon any of the Acquired Assets. All reports and filings required to be made by the Seller with respect to the Acquired Assets under foreign, federal, state and local statutes, laws, regulations, rules and ordinances relating to health, safety and protection of the environment have been filed in a timely manner, and no such reports or filings are currently required that have not been made.

            (h) CONSENTS. No approvals or consents of or assignments by any person (including, without limitation, any federal, state or local governmental or administrative authorities) are necessary in connection with the execution, delivery or performance of this Agreement.

            (i) TAX MATTERS. All taxes, including, without limitation, income, excise, property, sales, transfer, use, franchise, payroll, employees' income withholding and social security taxes imposed or assessed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by the Seller with respect to the Acquired Assets, and all interest, penalties and additions thereon, whether disputed or not, have been paid in full; all tax returns or other documents required to be filed in connection therewith have been accurately prepared and duly and timely filed. No issues have been raised (or are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to above, and no waivers of statutes of limitations have been given or requested with respect to the Seller in connection therewith.

            (j) LITIGATION. There is no claim, dispute, action, proceeding (including arbitration), suit, appeal or investigation, at law or in equity, pending (other than those, if any, with respect to which service of process or similar notice has not yet been made and which are not within the knowledge of the Seller) or, to the knowledge of the Seller, threatened against the Seller involving the Wireless Technology or any of the Acquired Assets before any court, agency, authority, arbitration panel or other tribunal. The Seller is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal involving the Wireless Technology or any of the Acquired Assets.

            (k) RELATED PARTIES. No officer, director or other affiliate of the Seller, directly or indirectly, is party to any material arrangement affecting the design, development, marketing, distribution or use of the Wireless Technology or the Acquired Assets.

            (l) UNDERLYING DOCUMENTS. Copies of all documents listed or described in the Disclosure Schedule have been furnished or made available to the Buyer. All such documents are true and complete copies, and there are no amendments or modifications thereto, except as expressly noted in the Disclosure Schedule.

            (m) BROKERS' FEES. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

            (n) DISCLOSURE. Neither this Agreement nor any of the schedules or exhibits hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to the Buyer that materially affects adversely or could reasonably be anticipated to materially affect adversely the Wireless Technology or the Acquired Assets.

            (o) INVESTMENT REPRESENTATIONS. The Seller hereby represents and warrants to the Buyer with respect to the acquisition of the Shares as follows:

                (i) INVESTMENT EXPERIENCE. The Seller has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Buyer so that the Seller is capable of evaluating the merits and risks of its investment in the Buyer and has the capacity to protect its own interests.

                (ii) ACCREDITED INVESTOR. The Seller is either (i) an "accredited investor" as that term is defined in Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, or (ii) has a preexisting personal or business relationship with the Buyer or any of its officers, directors or controlling persons, or by reason of the Seller's business or financial experience or the business or financial experience of the Seller's professional advisors who are unaffiliated with and who are not compensated by the Buyer or any affiliate or selling agent of the Buyer, directly or indirectly, has the capacity to protect the Seller's own interests in connection with the acquisition of the Shares.

                (iii) INVESTMENT. The Seller is acquiring the Shares for investment by the Seller and its affiliates, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Seller understands that the Shares have not been, and will not be, registered under the Securities Act of 1933 ("Securities Act") by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller's representations as expressed herein.

                (iv) RULE 144. The Seller acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Buyer, the resale occurring not less than a specified number of years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

                (v) ACCESS TO DATA. The Seller has had an opportunity to discuss the Buyer's business, management and financial affairs with its management. The Seller also has had an opportunity to ask questions of officers of the Buyer, which questions were answered to its satisfaction. The Seller understands that such discussions, as well as any written information issued by the Buyer, were intended to describe certain aspects of the Buyer's business and prospects but were not a thorough or exhaustive description. The Seller's decision to enter into the transactions contemplated hereby is based on its own evaluation of the risks and merits of the purchase and the Buyer's proposed business activities. Without limiting the generality of the foregoing, the Seller has had the opportunity to obtain and to review the following documents of the Buyer: (1) Form 10-KSB for the fiscal year ended March 31, 1998; (2) Form 10-QSB for the quarter ended June 30, 1998; and (3) Form 10-QSB for the quarter ended September 30, 1998, in each case as filed with the SEC. The Buyer understands that its investment in the Shares involves a high degree of risk.

                (vi) TAX LIABILITY. The Seller has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such tax consequences, the Seller relies solely on such advisors and not on any statements or representations of the Buyer or any of its agents. The Seller understands and agrees that it (and not the Buyer) shall be responsible for any of its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.

            (a) ORGANIZATION AND CAPITALIZATION OF THE BUYER. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. As of March 31, 1999, the authorized capital stock of the Buyer consisted of (a) 25,000,000 shares of Common Stock, without par value, (b) 2,500,000 shares of Series A 7.5% Convertible Redeemable Preferred Stock ("Series A Preferred Stock") and (b) 2,500,000 shares of undesignated Preferred Stock. Upon the filing of the Certificate of Determination with the California Secretary of State, the authorized capital stock of the Buyer shall consist of (a) 25,000,000 shares of Common Stock, (b) 2,500,000 shares of Series A Preferred Stock, (c) 128,571 shares of Series B Convertible Preferred Stock and (c) 2,371,429 shares of undesignated Preferred Stock.

            (b) AUTHORIZATION OF TRANSACTION. The Buyer has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Buyer has taken all actions required for the execution, delivery and performance of this Agreement by the Buyer, the purchase of the Acquired Assets and the issuance of the Shares to the Seller as provided herein. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms except as enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and the application of general principles of equity including, but not limited to, the inability to exercise the right to specific performance in certain circumstances. The person or persons who have executed this Agreement on behalf of the Buyer have been duly authorized to do so by the Buyer.

            (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the actions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, security interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject in a manner or to an extent that would materially and adversely affect the validity or enforceability of, or the authority or ability of the Buyer to perform its obligations under, this Agreement or any of the other documents contemplated by this Agreement. Other than federal and state securities law notices in connection with the issuance of the Shares, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

            (d) CONCERNING THE SHARES. The Shares have been duly authorized and, when issued in accordance with this Agreement, and the shares of Common Stock underlying the Shares, when issued upon conversion of the Shares, will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder. There are no preemptive rights of any stockholder of the Buyer, as such, to acquire any of the Shares.

            (e) APPROVALS. No authorization, approval or consent of or filing with any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the shareholders of the Buyer is required to be obtained by the Buyer for the issuance and sale of the

Shares and the Common Stock issuable upon conversion thereof other than the requirements of any applicable blue sky laws. The Buyer has taken or will take all actions necessary to satisfy the requirements of applicable blue sky laws.

            (f) INFORMATION PROVIDED. The information provided by or on behalf of the Buyer to the Seller and referred to in Section 3(o)(v) of this Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

            (g) LITIGATION. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Buyer or any of its subsidiaries, threatened against or affecting the Buyer or any of its subsidiaries, wherein an unfavorable decision, ruling or finding would materially and adversely affect the validity or enforceability of, or the authority or ability of the Buyer to perform its obligations under, this Agreement or any of the other documents contemplated by this Agreement.

            (h) BROKERS' FEES. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         5. POST-CLOSING COVENANTS AND AGREEMENTS. The parties agree as follows with respect to the period following the Closing.

            (a) GENERAL. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including, without limitation, the execution and delivery of such further instruments and documents) as the other party may reasonably request. The Seller expressly agrees that it will, without demanding any further consideration therefor, at the request of the Buyer, provide all assistance and execute any papers deemed necessary or desirable by the Buyer, its successors, assigns and legal representatives, for perfecting the Buyer's right, title and interest in and to the Intellectual Property and the Acquired Assets, including without limitation, the acquisition, sustenance, reexamination or reissuance of patents relating to the Intellectual Property and the maintenance and perfection of the rights of the Buyer and its successors and assigns to such patents. The Seller further expressly agrees that it will promptly, at the request of the Buyer, cause the inventors and other prior owners, if any, of the Intellectual Property and the Acquired Assets, to provide all assistance and execute all such papers for the purposes described in this paragraph, without cost to the Buyer.

            (b) CONDITION TO TRANSFER OF CERTAIN CONTRACTS. At the Closing, the Buyer may elect to close the transactions contemplated hereby notwithstanding the fact that the Seller may have failed to obtain consents to the transfer of one or more Assumed Contracts which by their terms require the consent of any other contracting party thereto to the assignment thereof to the Buyer. The terms of this paragraph (b) shall govern the transfer of the benefits of each such Assumed Contract. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that at the Closing the Seller will not assign to the Buyer any Assumed Contract which by its terms requires the consent of any other contracting party thereto unless each consent has been obtained prior to the Closing Date. With respect to each such unassigned Assumed Contract, after the Closing Date the

Seller shall continue to deal with the other contracting party(ies) to that Assumed Contract as the prime contracting party and shall use its best efforts to obtain the consent of all required parties to the assignment of such Assumed Contract, but the Buyer shall be entitled to the benefits of such Assumed Contract accruing after the Closing Date to the extent that the Seller may provide the Buyer with such benefits without violating the terms of such Assumed Contract; and the Buyer agrees to perform at its sole expense all of the obligations of the Seller to be performed under such Assumed Contract the benefits of which the Buyer is receiving after the Closing Date.

            (c) DELIVERY OF HARDWARE DESIGN AND RELATED MATERIALS. The Seller expressly agrees that it will promptly, but in any event no later than two weeks following the Closing Date, deliver to the Buyer all hardware design and related materials relating to the Wireless Technology, including without limitation, the RF Module designed under contract by Mr. Greg Gillis and the notes, design specifications and related materials produced by Mr. Gillis and/or the Seller, as more particularly described in the memo dated April 5, 1999 delivered to the Buyer by Mr. Lou Montulli.

            (d) INTRODUCTIONS. The Seller agrees to introduce the Buyer to the Utilities and to Centro de Pesquisas de Energia Eletrica and the other party or parties, if any, who had expressed an interest in the Wireless Technology, as soon as practicable, but in no event later than two weeks, following the Closing.

            (e) SURVIVAL. Notwithstanding anything to the contrary contained in this Agreement, the covenants and agreements described in this Section 5 shall survive the Closing and continue forever.

         6. INDEMNIFICATION.

            (a) INDEMNIFICATION OF LOSSES. The Seller hereby indemnifies the Buyer against Losses (as defined below), and the Buyer hereby indemnifies the Seller against Losses, as set forth in this Section 6. If the Buyer shall have suffered a Loss by reason of (i) the breach of any of the representations or warranties or covenants made by the Seller herein, or (ii) any liability or claim arising prior to the Closing with respect to the Acquired Assets, the Buyer shall be indemnified for such Loss by the Seller as set forth in this
Section 6; if the Seller shall have suffered a Loss by reason of (iii) the breach of any of the representations or warranties or covenants made by the Buyer herein, (iv) the manufacture or sale of any of the Acquired Assets by the Buyer after the Closing, or (v) the Assumed Contracts, the Seller shall be indemnified for such Loss by the Buyer as set forth in Section 6. The party who is requested to provide indemnity is herein referred to as "Indemnitor" and the party requesting indemnity is herein referred to as "Indemnitee." "Loss" shall mean any losses, liabilities, claims, damages and expenses incurred including, without limitation, penalties, fines, interest, amounts paid in settlement and reasonable fees and disbursements of counsel, and reasonable expenses incurred in connection with any investigation, action, suit or proceeding instituted against Indemnitee.

            (b) PAYMENT. At such time as the indemnifiable amount of a Loss as been determined in accordance with this Section 6 (a "Liquidated Claim"), (A) if resulting from a claim made by the Buyer, the Seller shall immediately pay the Buyer the amount of the Liquidated Claim, or (B) if resulting from a claim made by the Seller, the Buyer shall immediately pay the Seller the amount of the Liquidated Claim, as the case may be. No forbearance of Indemnitee in demanding payment from an Indemnitor shall act as a waiver of any right of Indemnitee to receive payment from Indemnitor, nor shall it relieve Indemnitor of any obligation to Indemnitee under this Agreement.

            (c) NOTICE OF CLAIMS. If Indemnitee has any claim for a Loss (a "Claim"), it will give prompt written notice thereof to Indemnitor, including in such notice a brief description of the facts upon which Claim is based and the amount thereof.

            (d) THIRD PARTY CLAIMS. If Indemnitee becomes aware of a Third Party Claim that it believes may result in a Claim (a "Third Party Claim"), Indemnitee shall notify Indemnitor of such Third Party Claim, and Indemnitor shall be entitled, at the expense of Indemnitor, to defend such Third Party Claim.

            (e) DISPUTED CLAIMS. If Indemnitor objects to any Claim or Third Party Claim, it shall give written notice of such objection and brief statement of the grounds of such objection to Indemnitee within 20 business days after notice is received. If no such notice is given, such claim shall be a Liquidated Claim. If such objection is made, Indemnitor and Indemnitee shall meet and use their best efforts to settle the dispute in writing which, when resolved, shall be a Liquidated Claim.

            (f) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties set forth in this Agreement will continue for a period of three years from the Closing Date.

         7. MISCELLANEOUS.

            (a) PRESS RELEASES AND ANNOUNCEMENTS. No party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party will advise the other party prior to making the disclosure).

            (b) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

            (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, that may have related in any way to the subject matter hereof, including, without limitation, the Memorandum of Understanding entered into by and between the parties effective as of January 18, 1999.

            (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

            (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (g) NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given three business days after mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

                           If to the Seller:

                           Greenland Corporation
                           7084 Miramar Road, Fourth Floor
                           San Diego, California  92121
                           Attention: Chief Executive Officer

                           If to the Buyer:

                           Telenetics Corporation
                           26772 Vista Terrace Drive
                           Lake Forest, California  92630
                           Attention: President

                           With a copy to:

                           Rutan & Tucker, LLP
                           611 Anton Boulevard, Suite 1200
                           Costa Mesa, California  92626
                           Attention: Larry A. Cerutti, Esq.

         Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it any is received by the person for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

            (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

            (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller.

            (j) EXPENSES. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

            (k) CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

            (l) INCORPORATION OF EXHIBITS AND SCHEDULES. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (m) BULK TRANSFER LAWS. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Seller shall indemnify the Buyer for any liability with respect to any such non-compliance.

                  [Remainder of page intentionally left blank.]

            (n) TRANSFER TAXES. Any and all sales, use or other transfer taxes arising from the transactions contemplated by this Agreement will be paid by the Seller.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                       TELENETICS CORPORATION,
                                       a California corporation


                                       By: /s/ Michael Armani
                                           -------------------------------------
                                           Michael A. Armani, President


                                       GREENLAND CORPORATION,
                                       a Nevada corporation


                                       By: /s/ Lou Montulli
                                           -------------------------------------
                                           Lou Montulli, Chief Executive Officer

                               Disclosure Schedule


         The Assumed Contracts are:

         1. The three Pilot Projects referred to in Section 3(e) of the Agreement; and

         2. The Seller's contact with Centro de Pesquisas de Energia Eletrica and the other party or parties, if any, who had expressed an interest in the Wireless Technology.

                        Exhibit A -- Wireless Technology


             WIRELESS, FIXED NETWORK AUTOMATED METER READING NETWORK

Utilities are going through a period of rapid change triggered by government's deregulation mandate. While the real race may be to develop unique products and services to capture (and hold) the customer, the bottom line is the urgency for utilities to capitalize on the interactive services that technology is making possible.

Utilities, like telecommunications service providers, face massive regulatory change that is reshaping the business landscape. The principal challenge is to manage the transformation from monopolies to competitive service-oriented businesses.

With competition comes a two-headed monster: Utility companies must learn to drive cost out of their operations while improving service quality and adding new features.

Meters, which measure the flow of commodity resources (electricity, natural gas, water) are a utility's lifeline. Information retrieval, however, is an expensive and inefficient process that is both labor-intensive and error- prone. Furthermore, the meter reading process is generally limited to daylight hours; and it results in only a single data point of the total resource consumed. This method provides practically no statistical energy management information.

Automated meter reading ("AMR") of electric, gas, and water meters has the most obvious benefit of reducing utility company costs. However, the most significant benefit to such automation is enhanced information retrieval and management. Additional benefits include utility load control management, theft and tamper detection, service interruption detection, and automation of some parts of the distribution system ("SCADA"). A "smart" network will enable utilities to manage costs and service quality efficiently and effectively.

Greenland has developed such a network - Airlink, a completely wireless, fixed network AMR system designed as a communications link between a utility and every individual user of resources in its service area!

WHY AUTOMATE?
The major issues facing the utility metering process are: (1) access to the meter (which may be in the basement of the home., or in a remote location); (2) having enough qualified personnel to handle the work load; (3) assurance of the accuracy of the information (hand writing the information in the field and then transferring it to billing computers breeds inaccuracy); (4) costs (including salaries, employee benefits, insurance, fleet maintenance, etc.); (5) cash flow (some utilities can send bills to its customers only once every 2 months; automation can decrease the length of the billing cycle because meters can be read more frequently); and (6) energy management (utilities need information at the point of use in order to get better information as to resource usage, including time, amount of use and, in some cases, power interruption status).

WHY IS AIRLINK A SUPERIOR SOLUTION?
Most AMR solutions rely on either a hard-wired solution or a wireless solution that requires the collection device to be in relatively close proximity to the meter. Other wireless systems require meter reading personnel to be deployed in the field to accomplish data collection. Advanced wireless technology is a major differentiating characteristic of the AirLink system. The system enables a utility to read meters, regardless of location, without the need to use hard-wired connections or to send reading personnel near the location. The system is an entirely remote-controlled network, with collector stations strategically placed in the general area of the meters. A single collection station can accommodate thousands of meters. Meters can be polled many times daily. (AirLink defaults to reading meters in 15-minute increments.) Data is collected in real-time, without the need for field personnel. Additionally, the system automatically informs the main office of power interruption at the meter site. Power failure or tampering with the system is detected within seconds of such an event.

STATE OF THE MARKET
As one would expect, the United States represents the most sizeable market for delivery of essential utility services such as water, electricity, and natural gas. Accordingly, the U.S. represents the largest single market for meter systems and services, approximately 102 million homes comprising 300 million meters.

Radio telemetry devices, until recently, have been limited to collection of data by a mobile platform to collect the data from meter sensing devices via radio telemetry. The basic requirements of these systems to be successful are that (1) the system must provide more than a single data point; (2) the system must be non- intrusive and capable of retrofitting to the installed base of meters; (3) the operator interface must be designed so that it can be easily used by existing meter reading personnel; (4) the system must be reliable, inexpensive, and capable of operating in harsh environments; and (5) the meter reading unit must be capable of being mounted to the meter in such a way as to allow for the manual reading of the meter in case of system failure. Unfortunately, such systems have not met such requirements in total. A major disadvantage is that meter reading personnel must still be used for the data collection process. Notwithstanding the reduction in personnel requirements, staff must be retrained and re-deployed to serve the system from vehicles designed to interact with the communication of data from each meter to the collection point(s). A second major disadvantage is that these systems have not been designed to adequately function in all conditions (i.e. in sunlight, or harsh weather conditions). Additional technical challenges have yet to be solved to a reasonable degree to insure total system reliability. These include transmission inconsistencies, route coordination, etc. Also, traditional meter reading methodology does not provide utilities the ability to implement incremental billing to enable differential charges for usage based upon usage patterns that impact resource management.

In an increasingly automated age, utility companies must adapt to technologies that have the potential to increase their productivity and level of customer service. Automating meter reading is one of the principle methods by which utilities can positively transform their operations.

AIRLINK TECHNOLOGY
The key to the AirLink network is Greenland's patent-pending radio frequency
(RF) technology; and associated technology devoted to the unique requirements of utility meter reading and information management.

The AirLink wireless meter reading network is made up of essentially two parts:
(1) the meter reading device that is installed on the utility meter itself, and collection devices, which are located at intervals throughout the service area. The system electronically takes an electronic "picture" of the meter's output, creates a digital "packet" of the actual meter reading, and transmits the data to the collection station. The data is then available to the utility company to incorporate into its existing computer systems for billing and statistical analysis. (A database software interface is provided for virtually any system.) The meter reading device ("MRU") is easy to install and to maintain. Most installations are estimated at 10 minutes in duration. Greenland recommends a project management change-out approach, which calls for a meter shop "bench" retrofit installation. MRU devices can also be installed in the field.

METER READING DEVICE
AirLink MRU's are available for any kind of utility meter. Circuitry is provided to capture data from the meter and to translate it for digital transmission. The major components include a transmitter with a specialized, horizontally polarized antenna, receiver, power supply with supercapacitor (battery), an internal computer to translate data, and memory for storage of data.

The AirLink MRU is designed to last for many years without the need for repair or replacement. The AirLink electric meter MRU is powered by line voltage and a supercapacitor. Water and natural gas MRU's use long- life lithium batteries that may be either replaced or re-charged every three to ten years (depending upon how frequently meter must transmit data).

The meter reading device has its own computer circuitry, including memory, in order to save data to provide redundancy of data, and to insure against data loss due to vandalism, power outage, etc.

COMMUNICATIONS
The AirLink system addresses two main technological issues related to automating the process of meter reading: (1) meter reading accuracy and (2) communications integrity. Greenland's patent-pending communications protocol and associated technology will enable utilities to receive data from millions of meters in short periods of time. The system effectively deals with the challenges related to data compression and signal integrity; particularly when applied to the needs of utilities to transmit from thousands of data points in short periods of time.

AIRLINK IS A 2-WAY SYSTEM
The AirLink system provides for communications both to each meter and from each meter back to its local collection station. The system polls each meter and each meter scans for a clear, open channel prior to transmission of data to collection units. AirLink's proprietary communications protocol enables the system to function efficiently and effectively, even in high density RF traffic.

There are a number of additional benefits to this 2-way solution. Value-added enhancements can be added to the AirLink system as it communicates bi-directionally. These might include the ability to remotely activate or deactivate nodes on the system, reading multiple meters at each location, etc.

CELL SITE DATA CORRECTION/TRANSMISSION
Collection computers are arrayed strategically as "cell sites" in order to receive data from each meter and to transmit the data to the central computer at the utility's billing office.

Each stop in the data network has its own requirements in order to provide accurate, redundant information on resource usage. Utilities will find the system useful in saving reading costs, providing a variety of value added services, and in the increased management reporting capabilities provided by an AirLink network.

A data accumulator is built-in to the system to enable the collection of load management information. The system can provide separate daily usage levels and stores data related to highest and peak demand data. The system allows utilities to incorporate time-differential billing by segregating data into hourly (or sub-hourly) periods.

The AirLink device at the meter also includes circuitry that detects power interruption. In the event of a power failure or tampering at the meter site, the system will transmit such status when polled by the network (at user-programmable intervals).

A number of safeguards and security features are incorporated to enhance performance, reliability, and maintenance. Internal diagnostic circuitry will detect low power (including battery power levels in water and gas meters) and communications errors.

Each receiver cell site may be linked to transfer the collected data to the main billing office, or collected data may be transferred by other methods such as telephone link, memory card swap, or mobile RF links.

WHAT ABOUT WATER?
Greenland's AirLink system can be deployed for use in water meter applications. The technology is designed to meet the special technological and environmental challenges that are faced by water utilities. Since most water meters are located below ground, in dark, inhospitable conditions without readily available power or communications links, water system AMR presents unique difficulties.

The AirLink system uses the same MRU/CRU deployment as for electric and gas meters, with the additional elements of protective housings for electronics. The AirLink MRU is equipped with sensors that can function with all kinds of output devices used in AMR-ready water meters.

Power is provided by long-life batteries to run the AirLink device. In installations in which water and electricity are monitored, data from the water meter can be transmitted to the electric meter, which will reduce the need for electricity. The antenna is horizontally polarized and is of the same design as those used for electricity and gas.

AIRLINK PERFORMANCE FEATURES

PRICE PER DATA POINT - AirLink pricing, at this time, is approx. $65 per meter in order to retrofit an electric meter with AirLink electronic circuitry. No new meters are required for the system.

TERMS OF SALE - AirLink is made available for sale to utilities. Greenland charges additional fees for ongoing technical and operations support. Under certain circumstances, utilities can elect to pay per read and have Greenland operate the system under a service agreement.

INTEGRATION OF ELECTRIC, GAS, AND WATER METERS - The AirLink system will enable the integration of all utility meters, as well as other sensing devices, in an integrated 2-way system. Generally, gas and water meters, which require battery power, can be configured to report over short distances to the electric meter.

SIGNAL DISTANCE - METER TO COLLECTION STATION - AirLink is installed using either the FCC Part 15 or Part 90 communications specifications. AirLink is unique in that the network can be "tuned" to most available frequencies. AirLink systems are estimated to provide coverage of a 1/2-mile to 15-mile radius from data point to collection point, depending upon whether Part 15 or Part 90 is used.

DATA THROUGHPUT - The AirLink system sends data packets at a maximum effective throughput of 100,000 bits per second. The speed of transmission enables AirLink to accommodate a far greater number of meters in the system. Traditional, slow transmission data rates complicate the AMR challenge because only small amounts of data can be transferred in order to avoid interference. In a 2-way system such as AirLink, it allows for the system to poll each data point and to confirm the reception of information (including reads, status, etc.)

RETROFIT OF EXISTING INSTALLED METERS - The AirLink system is designed to retrofit most existing meters. The benefit to this is that the utility's existing investment in meters is protected. Moreover, all of the standard single phase electric meters in the system are transformed into time-of-use meters. In competitive systems, special meters are required in order to provide network connectivity, which can add substantially to the cost of deploying an AMR network.

READING ACCURACY - Naturally, reading accuracy is a critical component of an AMR system. AirLink's delivery specification is to read meters with a minimum of 99% accuracy.

WIDE AREA NETWORK (WAN) COMPATIBILITY - AirLink is compatible with other systems via RS-232 serial interface (input and output). In situations where the network must be interconnected with others, this interface is generally suitable and reliable. Other, competitive systems, which have proprietary interfaces may not be compatible with other networks, such as telephone, fiber-optic cable, cellular, etc.)

DATABASE SOFTWARE REQUIREMENTS - AirLink is an "open" system. All data is fed to a flat-file database that is accessible to other system software (such as billing systems) in use by the utility. No special software interfaces are required to access the AirLink database. Alternative systems generally require a custom-designed database structure.

NETWORK MANAGEMENT SOFTWARE REQUIREMENTS - AirLink provides, as part of its overall system, software to enable system management in conjunction with the database. This software is primarily used to create and transmit commands (read, status, etc.) to each data point (meter) in the system. It will also manage the protocol that polls meters and reports anomalies in meter status (power interruption, etc.) The basis of this protocol is that there are 10,000 data "slots" per second. Slots are available for status changes, etc.

DISTRIBUTION AUTOMATION (SCADA) - The AirLink system enables utilities to use its components for distribution automation (SCADA) applications, including monitoring switching stations, load management, etc. Each AirLink module that is deployed for this purpose becomes an individual data point in the system and is managed by the network with a specific protocol and command structure.

OTHER FEATURES - AirLink provides a number of other features and functions; some of which are unique and others which are competitive. These include remote connect/disconnect of meters, remote configuration of data points, demand metering, tamper and outage detection and advanced metering features for large-scale industrial users.

AIRLINK'S COMPETITIVE ADVANTAGE
The AirLink wireless, fixed-network meter reading network will significantly increase a utility's ability to manage its resource consumption by providing information that is not readily available through existing metering technology. AirLink technology provides improved resource management, time-of-use (TOU) information, outage management data, better peak-demand monitoring, potential SCADA applications, and security. Its ability to provide differential billing real-time usage information for PUC reporting has the potential of further reducing overall costs for the utility.

              Exhibit B -- Form of Certificate of Determination of
               Rights, Preferences, Privileges and Restrictions of
                      Series B Convertible Preferred Stock




           [Attachment is contained at Exhibit 3.3 to the Form 10-KSB of which this page is a part.]

                        Exhibit C -- Form of Bill of Sale


                                  BILL OF SALE

         THIS BILL OF SALE made this ____ day of April, 1999, by Greenland Corporation, a Nevada corporation ("Seller"), for the benefit of Telenetics Corporation, a California corporation ("Buyer").

         WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement of even date herewith (the "Agreement"), pursuant to which Seller has agreed to transfer certain of its assets to Buyer.

         NOW, THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, Seller grants, sells, conveys, transfers, assigns, releases and delivers to Buyer the Acquired Assets (as defined in the Agreement), to have and to hold all and such singular such assets to Buyer, and its successors and assigns, to their own use and benefit forever.

         Seller, at any time at or after the date hereof, will execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents, and instruments of transfer requested by Buyer and will take any other action consistent with the terms of this Bill of Sale that may be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to possession, any or all of the Acquired Assets.

         This Bill of Sale has been executed by a duly authorized officer of Seller as of the day and year first above written.

                             GREENLAND CORPORATION,
                             a Nevada corporation


                             By: ____________________________________
                                 Lou Montulli, Chief Executive Officer

                Exhibit D -- Form of Assignment and Assumption of
                              the Assumed Contracts


                 ASSIGNMENT AND ASSUMPTION OF ASSUMED CONTRACTS

         THIS ASSIGNMENT AND ASSUMPTION OF ASSUMED CONTRACTS (this
"Assignment") is made and effective on ________________, 1999, by and between Greenland Corporation, a Nevada corporation ("Assignor"), and Telenetics Corporation, a California corporation ("Assignee"), pursuant to an Asset Purchase Agreement (the "Purchase Agreement") dated the date hereof, under which Assignor agreed to transfer certain contracts to Assignee.

         Assignor, by this instrument, does hereby sell, transfer, assign and delegate to Assignee, its successors and assigns, all of Assignor's rights under the Assumed Contracts and all of Assignor's obligations under the Assumed Contracts arising on or after the date hereof.

         True, correct and complete copies of the Assumed Contracts have been provided to Assignee and are described in the Disclosure Schedule to the Purchase Agreement.

         Assignee, by acceptance of this Assignment, agrees to become liable for the performance of all of the provisions, covenants and obligations of Assignor set forth in the Assumed Contracts arising on or after the date of this Assignment. It is expressly understood and agreed that Assignee shall not be liable for any liabilities, claims or obligations of Assignor of any kind or nature other than those expressly set forth herein.

         This Assignment has been executed by the duly authorized officers of Assignor and Assignee as of the date first above written.

                             GREENLAND CORPORATION,
                             a Nevada corporation


                             By: ____________________________________
                                 Lou Montulli, Chief Executive Officer


                             TELENETICS CORPORATION,
                             a California corporation


                             By: ____________________________________
                                 Michael A. Armani, President

                    Exhibit E -- Form of Trademark Assignment


                              TRADEMARK ASSIGNMENT

         Whereas, GREENLAND CORPORATION, a Nevada corporation, having a place of business at 7084 Miramar Road, San Diego, California 92121 ("Assignor"), has adopted, used, is using and is the owner of the trademark "AIRLINK" (the "Trademark"), which Trademark was registered on June 16, 1998 on the principal register of the United States Patent and Trademark Office, registration no. 2,165,596 for class number 9; and

         Whereas, TELENETICS CORPORATION, a California corporation ("Telenetics"), has succeeded to a portion of the business, assets and appurtenant goodwill of said Assignor.

         Now, therefore, in consideration of the sum of one dollar and other good and valuable consideration, the receipt of which is hereby acknowledged, Assignor hereby assigns, as more particularly set forth in that certain Asset Purchase Agreement by and between Assignor and Telenetics dated April ___, 1999, to Telenetics all right, title and interest, in the United States and any other countries in which Assignor has acquired similar rights, in and to the Trademark and all corresponding registrations and/or applications, together with the goodwill of the business symbolized by the Trademark and the registrations or applications to register said Trademark.

         Signed at __________________________ as of April ___, 1999.

                                    GREENLAND CORPORATION,
                                    a Nevada corporation

                                    By:_________________________________

                                    Printed Name: _______________________

                                    Its: ________________________________

State of California                       )
                                          )
County of San Diego                       )        ss.


         On April ___, 1999, before me, _____________________, a Notary Public, personally appeared ________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the entity upon behalf of which the person acted, executed the instrument on behalf of its successor and assignee Telenetics and pursuant to authority duly received.

         WITNESS my hand and official seal.


         ______________________________________                        (Seal)
         Signature

                     Exhibit F -- Form of Patent Assignment


                 ASSIGNMENT OF UNITED STATES PATENT APPLICATION

         Whereas, GREENLAND CORPORATION, a Nevada corporation, having a place of business at 7084 Miramar Road, 4th Floor, San Diego, California 92121 ("Assignor"), is the sole owner of the entire right, title and interest in and to the following application for United States Letters Patent: Serial Number 08/835,496, filed April 8, 1997, entitled "Optical Emitter and Detector Circuit," inventor: James M. Morgan ("Patent"); and

         Whereas, TELENETICS CORPORATION, a California corporation having a place of business in Lake Forest, California ("Assignee"), is desirous of acquiring the entire right, title and interest in and to the Patent.

         Now, therefore, for good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, effective April ___, 1999, Assignor has sold, assigned and transferred, and by these presents does hereby sell, assign and transfer, Assignor's entire right, title and interest in and to the Patent, the inventions disclosed therein, all divisions, continuations and continuations-in-part thereof, and all patents issuing on any of the foregoing, and all reissues, reexaminations and extensions thereof, and the right to apply for Letters Patent in foreign countries with full benefit of such priorities as may now or hereafter be granted to Assignor by local laws or by treaty, including any international convention for the protection of intellectual property, all said rights to be held and enjoyed by Assignee for its own use and for the use of its successors, assigns or other legal representatives, to the full end of the term for which the Patent and other patents on such other applications will be granted, reexamined, extended or reissued, as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made.

         Assignor does hereby request and authorize the Commissioner of Patents and Trademarks, U.S.A., to issue the Patent, when granted, in accordance with this Assignment. Assignor further agrees that Assignor will, without demanding any further consideration therefor, at the request of Assignee, provide all assistance and execute any papers deemed necessary by Assignee, its successors, assigns and legal representatives, for obtaining, sustaining, reexamining or reissuing the Patent, and for maintaining and perfecting Assignee's right to the Patent.

         In witness whereof, GREENLAND CORPORATION has caused these presents to be signed by its duly authorized officer below named at San Diego, California.

                                    GREENLAND CORPORATION,
                                    a Nevada corporation

                                    By:___________________________________

                                    Printed Name: __________________________

                                    Its: ___________________________________

State of California                       )
                                          )
County of San Diego                       )        ss.


         On April ____, 1999, before me, _____________________, a Notary Public, personally appeared ________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the entity upon behalf of which the person acted, executed the instrument on behalf of its successor and assignee Telenetics and pursuant to authority duly received.

         WITNESS my hand and official seal.


         ______________________________________                        (Seal)
         Signature

                 ASSIGNMENT OF UNITED STATES PATENT APPLICATION

         Whereas, GREENLAND CORPORATION, a Nevada corporation, having a place of business at 7084 Miramar Road, Suite 400, San Diego, California 92121 ("Assignor"), is the sole owner of the entire right, title and interest in and to the following application for United States Letters Patent: Serial Number 08/589,454, entitled "Digital to Analog Modulator and Analog to Digital Demodulator," inventors: James M. Morgan and A. Mark Hunt ("Patent"); and

         Whereas, TELENETICS CORPORATION, a California corporation having a place of business in Lake Forest, California ("Assignee"), is desirous of acquiring the entire right, title and interest in and to the Patent.

         Now, therefore, for good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, effective April ___, 1999, Assignor has sold, assigned and transferred, and by these presents does hereby sell, assign and transfer, Assignor's entire right, title and interest in and to the Patent, the inventions disclosed therein, all divisions, continuations and continuations-in-part thereof, and all patents issuing on any of the foregoing, and all reissues, reexaminations and extensions thereof, and the right to apply for Letters Patent in foreign countries with full benefit of such priorities as may now or hereafter be granted to Assignor by local laws or by treaty, including any international convention for the protection of intellectual property, all said rights to be held and enjoyed by Assignee for its own use and for the use of its successors, assigns or other legal representatives, to the full end of the term for which the Patent and other patents on such other applications will be granted, reexamined, extended or reissued, as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made.

         Assignor does hereby request and authorize the Commissioner of Patents and Trademarks, U.S.A., to issue the Patent, when granted, in accordance with this Assignment. Assignor further agrees that Assignor will, without demanding any further consideration therefor, at the request of Assignee, provide all assistance and execute any papers deemed necessary by Assignee, its successors, assigns and legal representatives, for obtaining, sustaining, reexamining or reissuing the Patent, and for maintaining and perfecting Assignee's right to the Patent.

         In witness whereof, GREENLAND CORPORATION has caused these presents to be signed by its duly authorized officer below named at San Diego, California.

                                    GREENLAND CORPORATION,
                                    a Nevada corporation

                                    By:_____________________________________

                                    Printed Name: ____________________________

                                    Its: _____________________________________

State of California                      )
                                         )
County of San Diego                      )        ss.


         On April ___, 1999, before me, _____________________, a Notary Public, personally appeared ________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the entity upon behalf of which the person acted, executed the instrument on behalf of its successor and assignee Telenetics and pursuant to authority duly received.

         WITNESS my hand and official seal.


         ______________________________________               (Seal)
         Signature

                         Exhibit G -- AMR Inventory List


Box    of 16

1        AirLink powers supply's at various stages
2        AirLink PCB's Photo receptor, Serial interface and Maxim transceivers
3        Plessey Transceivers
4.       Plessey Transceivers
5        Plessey Transceivers
6        Final AirLink AMR test radios - 700 mw - 3/4 mile radius
7        Various components
8        DVP part 15 radios
9        Various IC's, PCB's and components
10       Various IC's, PCB's and components
11       Various IC's, PCB's and components + RF connectors
12       Plastic Meter Covers
13       Plastic Meter Covers
14       Meters - Electric, Gas, and water
15       Plastic meter Covers
16       Badger AMR water meter interface and specifications

1        Water Closet Demo
2        Power Conditioning Supplies - for screen rooms.

                           Exhibit H -- "AirLink AMR"


                                 AirLink(TM) AMR


                                     HISTORY

o March 1996 Greenland Corporation began developing a one way AMR solution.

         o October 1996 Greenland installed its first AMR system in Emerald Peoples Utility District (EPUD).

                  -        Read the mechanical meter using Infra Red Detection.

                  -        Store Reads in Serial EEPROM.

                  -        Send Reads every hour from installation.

                  -        Benefits

                           -        Very inexpensive - $15 per meter.

                           - Read transmitted every hour so monthly reads were guaranteed.

                  -        Problems

                           - Transmit times varied after 24 hours and reporting conflicts made actual read through put at 60%.

                           - Customer wanted accurate reads every hour and really every 15 minutes.

                  -        Solution

                           - AMR system has to be a two way system - Meter interrogation is a must.

o        November 1996 Greenland Starts to Develop the AirLink Two Way AMR
         Solution.

         o Design 1 - Part 15 radio based on the Plessey Transceiver chip set.

                  -        November 1997

                           - Greenland determined that a part 15 solution was not viable.

                           -        Hiring a new RF Engineer. Greenland
                                    proceeded to build a Part 90 solution using the Maxim Transceiver chip.

                  -        March 1998

                           - It was determined and confirmed that the Maxim Transceiver chip had an error.

                  -        March 1998 Greenland acquired Check Central

                           - All budgetary demands for the AirLink AMR was placed secondary. RF engineer was discharged.

                  -        June 1998

                           - Greg Gillis was retained by Greenland's CEO to build a radio solution.

                           - Robert Hunt continued to try and find a solution using the Plessey Radios.

                  -        July 1998

                           - After a conversation with the FCC Robert Hunt took the Plessey radios and attempted to amplify them to 1 watt.

                  -        September 1998

                           - Greenland successfully amplified the Plessey radios to 700mw. field test produced 3/4 mile range.

                           - It was determined that for $35,000 the Plessy radios could be brought into Part 90 compliance and preliminary installations at the three participating utilities could be accomplished. For an additional $66,000 all pilots would have been completed.

                           AMR SOLUTION CONSISTS OF:

         1        MRU (Meter Responder Unit)

         2        CRU (Collector Repeater Unit)

         3        Base (CRU)

         4        User Software

o        MRU Consist of:

         o         Quiet power supply - 240V - 5V

         o         Read Meter

         o         Detect Power

         o         Watchdog Timer

         o         Respond to Commands

         o         Store reads in non volatile memory

o        MRU

         [Graphical representation of side view of MRU, with arrows indicating IR Mechanical Pickup, Off Line Power Supply, CPU & Nonvolatile Memory, and AirLink Digital Radio.]

                                 CRU CONSIST OF:

o        CRU

         o         AirLink Radio links to MRU

         o         Spread Spectrum Radio links to CRU

         o         CPU and non volatile memory

         o         Battery backup power supply

         [Graphical representation of CRU, with arrows indicating AirLink Radio, Spread Spectrum Radio, CRU CPU Board, and Power Supply and battery Backup.]

                            BASE STATION CONSISTS OF:

o        CRU

         o CRU with a serial link to a command computer at the utility's main office

                           USER SOFTWARE CONSISTS OF:

o        User Software

         o         Automates data collection from central computer

         o         Stores reads

         o         Notes MRU Status for utility use

                                    PROTOCOL

o        Protocol

         o Star network protocol - only the base computer requests information

         o Localized CRU's collect data from MRU's after being commanded by the Base Station

o        Timing

         o         Packet sent to time all CRU's and MRU's

o        Read

         o         Read command for last 15 minute read period

o        Direct Read

         o         Read at time of request

o        Status

         o         Status request for Power outage

o        Packet Structure (CRU/MRU to BASE)

         -         SYNC              11 Bits
         -         Address           24
         -         Status            08
         -         Data              24
         -         CRC               24
                                    --
                                    91 Bits

                           BENEFITS OF:

o        Differential Billing

o        Power Outage

         o         Failure Point Determination

         o         Tampering Detection

                           BENEFITS OF 15-MINUTE READS

o        Load Profiling - Okay

         o Every evening computers can compare each day's usage (Red) versus the average usage (Green)

         [Graphical chart indicating average usage vs. last day's usage omitted.]

o        Load Profiling - Problem

         o Notice that the usage never dropped below 4800 watts. This may indicate a pump or electric water heater on continuously. Time for customer service to visit!

         [Graphical chart indicating average usage vs. last day's usage omitted.]

                             OPTIMIZING TRANSFORMERS

o        Transformer Supplying Too Much Power

         25 kV Transformer Supplying 35 kV

         [Graphical representation of Exploding Transformer omitted.]

         AirLink System calculates the load on transformers every day helping to alleviate this problem.

o        Transformer Supplying Too Little Power

         35 kV Transformer Supplying 15 kV
                   WASTED POWER
                   ------------

         [Graphical representation of transformer transmitting power away from power lines omitted.]

                              DIFFERENTIAL BILLING

o        Virtual Load Shedding

         o         15 Minute Reads, Differential Billing Becomes a Reality

                             POWER OUTAGE REPORTING

o        Power outage reported within 5 minutes of occurrence.

o        Ability to search system to determine failure point.

                             POWER OUTAGE TAMPERING

o        A Single Outage

         o Anytime an outage occurs, AirLink AMR notes the time, date of the event and the exact reading. If the readings by AirLink AMR and the meter are incorrect, by using the collected data the utility can prove mathematically that the meter was turned upside down and has been tampered with.

                                  INSTALLATION

o        Installation Is Very Simple and Straight Forward

         [Photo of workers installing CRU or MRU omitted.]

                                 INSTALLING CRU

         [Photo of installed CRU omitted.]

o        Install CRU to 20' Mast

o        Connect Data/Power Cable to CRU

o        Install Mast

o        Connect Power Cable to AirLink AMR Power Supply

o        Connect Data Cable to Serial Port on Collection Computer

o        Install User Software

o        Start at Collection Point

o        Place CRU's on 2-mile Grids

         o         Place on Light Poles or Utility Poles 20' - 30' Above the
                   Ground

         o         Supply 120V AC @ 5 Amps

o        Test Spread spectrum Links

                                 INSTALLING MRU

o        Attach MRU Power Clips to Each Power Leg on Meter

o Attach MRU IR Mechanical Sensor to Inside Bottom Plate 50 Mils From Rotating Disk

o        Twist on AirLink Housing to Meter Base

o        Press Into Meter Socket, Ring and Tag

o        Place IR Programmer Near MRU IR Programming Port

         o         Program Kh Value

         o         Program Current Meter Reading

         o         Validate Working MRU

o        Log Installation As Required

                                     SUMMARY

o        Current Status

         o         Hardware

                   - Plessey Radio design needs to be amplified to 1 - 2 watts

                   -        Side band suppression to comply to FCC part 90

         o         Firmware

                   -        Up and Running

         o         User Software

                   -        Up and running

                            -       Software is "Bare Bones"

                                    (fastfwd)        Mapping for visual system

                                    (fastfwd)        Power outage search

                                    (fastfwd)        Control room